Exhibit 1
September 20, 2005
FOR IMMEDIATE RELEASE

Name of Listed Company:	Nissin Servicer Co., Ltd.
Representative:	Kazumasa Amano Representative Director and President (TSE Mothers’ Code: 8426)
Enquiries:	Tatsuya Yamaguchi Manager, Corporate Planning Department
Telephone No.:	(Tokyo) 03-5326-3971
Parent Company:	Nissin Co., Ltd.
Representative:	Kunihiko Sakioka Representative Director and President (TSE First Section Code: 8571)
Notice Regarding Adjustments in Earnings Estimates of Nissin Servicer Co., Ltd.
     In view of recent trends in our company earnings, we wish to inform you that we have revised our earnings estimates for the fiscal year ending March 31, 2006 (April 1, 2005 ~ March 31, 2006) which were made public on August 4, 2005 at the time of the 1st quarter settlement of accounts announcement. Revisions are as shown below.
1.	Adjustments in estimated interim consolidated earnings for the fiscal year ending March 2006 (April 1, 2005 ~ September 30, 2005)
(1)	Interim consolidated earnings

	(Unit: ¥ million)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	6,212	1,001	587
Revised Projections (B)	9,012	1,931	1,123
Difference (B — A)	2,800	930	536
Percent Change (%)	45.1	92.9	91.3
Previous year’s results (year ended March 31, 2005)	3,344	760	446
(2)	Interim non-consolidated earnings
There are no changes in interim non-consolidated earnings.

	(Unit: ¥ million)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections	4,666	657	388
Previous interim results (year ended March 2005)	3,293	758	446
(3)	Reason for the adjustment
     We made the above adjustment to reflect the increases in operating revenue, ordinary income and net income as a result of the sale of a piece of real estate owned by consolidated subsidiary J One Investment Co., Ltd. (100% subsidiary) in September 2005, which had been scheduled for the second half of the fiscal year.
2.	Adjustments in full-year consolidated earnings estimates for the fiscal year ending March 2006 (April 1, 2005 ~ March 31, 2006)
(1)	Consolidated earnings

	(Unit: ¥ million)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	15,145	2,726	1,600
Revised Projections (B)	15,845	3,056	1,786
Difference (B — A)	700	330	186
Percent Change (%)	4.6	12.1	11.6
Previous year’s results (year ended March 2005)	11,198	1,761	1,022
(2)	Non-consolidated earnings
There are no changes in full-year non-consolidated earnings.

	(Unit: ¥ million)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections	10,786	1,496	885
Previous results (year ended March 2005)	10,931	1,651	963
(3)	Reason for the adjustment
     We made the above adjustment reflecting the increases in operating revenue, ordinary income and net income as a result of the better-than-expected price for the sale of real estate previously owned by consolidated subsidiary J One Investment Co., Ltd. (100% subsidiary) during the first half of the fiscal year.

3.	Special Note Regarding Forward-looking Statements
The forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations are based on our current expectations, assumptions, estimates and projections about our business, our industry and capital markets. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.
Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	reduction of market liquidity for non-performing loans accompanying the recovery of the Japanese economy;

•	steep rise in the purchase cost of specific money claims due to intense competition, and the deterioration of profitability due to decreases in commission fees;

•	deterioration of profitability caused by longer collection periods;

•	amendment of the Special Law Concerning Credit Management and Collection (Servicer) Operation;

•	availability of funding from lenders on favorable terms and potential changes to government policy, including Japan’s monetary policy;

•	business strategies and results of operations of Nissin Co., Ltd., the parent company of Nissin Servicer Co., Ltd.; and

•	the reliability of information or technological systems and networks.
Known and unknown risks, uncertainties and other factors could cause our actual operating results to differ materially from those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct, and our actual results could materially differ from and be worse than our expectations.